DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

              Denbury Resources Announces Record Production Levels
                           First Quarter 2003 Results

News Release
Released at 7:30 AM CDT

     DALLAS - May 1, 2003 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its first quarter 2003 financial and operating results. The Company's production increased slightly over the prior quarter's production, averaging 36,093 barrels of oil equivalent per day ("BOE/d") in the first quarter of 2003, the Company's highest quarterly-average to date. The Company posted earnings for the quarter of $21.1 million, or $0.39 per common share, as compared to earnings of $4.5 million, or $0.09 per common share for the first quarter of 2002, with the increase primarily due to higher commodity prices. Cash flow from operations for the quarter was $35.5 million, as compared to cash flow from operations during the first quarter of 2002 of $12.0 million.

Continued Production Increases
------------------------------

     Denbury's first quarter 2003 average daily production of 36,093 BOE/d was 2% higher than the 35,361 BOE/d production average for the comparable period in 2002 and 1% higher than fourth quarter 2002 production, despite the sale of Laurel Field effective January 31, 2003. Production from Laurel Field had been averaging between 1,500 and 1,700 BOE/d since the Company acquired it in August 2002. The Company recognized higher production from its offshore, onshore Louisiana and tertiary oil recovery properties, with increases there more than offsetting the lost production from the Laurel Field sale. The Company's first quarter 2003 production was negatively affected by a mechanical failure in two of the Company's Louisiana gas wells, lowering overall production (primarily natural gas) by approximately 500 BOE/d. These two workovers were significant factors in the increase in the quarter's operating expenses per BOE. First quarter 2003 production was weighted slightly towards oil, with 54% of production oil and 46% natural gas.

     The Company's tertiary recovery projects at Little Creek and Mallalieu Fields demonstrated additional response in the first quarter as a result of incremental CO2 injections made possible by the completion of one CO2 well, the Denkmann #1, in December 2002 and another CO2 well, the IP 15-4 #1, late in the first quarter of 2003. Total CO2 production increased from around 120 million cubic feet of CO2 per day ("MMcf/d") late in 2002 to approximately 175 MMcf/d by mid-April. Oil production from the tertiary projects averaged 4,345 Bbls/d in the first quarter of 2003, a 12% increase over the 2002 fourth quarter average of 3,863 Bbls/d for these projects. During the months of March and April 2003, oil production from Little Creek and Mallalieu was even higher, averaging between 4,500 and 4,750 Bbls/d.

First Quarter 2003 Financial Results
------------------------------------

     Commodity prices were significantly higher in the first quarter of 2003 as compared to prices in the first quarter of the prior year. NYMEX oil prices averaged almost $34.00 per Bbl and natural gas prices averaged almost $6.00 per Mcf in the first quarter of 2003, as compared to NYMEX averages of around $21.50 per Bbl and $2.50 per Mcf in the first quarter of 2002. On a weighted average price per BOE net to the Company, prices were $18.41 per BOE higher in the first quarter of 2003 than in the comparable period of 2002. However, the Company recognized only a portion of this benefit, as it paid out approximately $8.52 per BOE on its oil and natural gas hedges in the current quarter, as compared to cash receipts of $0.83 per BOE in the prior year quarter, leaving a net realized price increase of approximately $9.06 per BOE.

     Partially offsetting the higher revenues were increases in several expense items. Lease operating expenses increased from $4.85 per BOE in the first quarter of 2002 to $6.90 per BOE in the first quarter of 2003. The two aforementioned workovers totaling approximately $850,000 were the biggest source of the increase, although continued high expenses on the properties acquired from COHO, continued expansion of CO2 tertiary projects, which typically have a higher than average cost per BOE, and higher lease fuel costs also contributed to the higher than historical operating costs. The Company expects to incur between $1.8 million and $2.0 million of additional expense in the second quarter of 2003 on the two workovers, which were not completed until late April. The Company anticipates that its lease operating expenses on a per BOE basis will decrease later this year, assuming normal operating parameters.

     General and administrative expenses also increased, averaging $1.17 per BOE in the first quarter of 2003, up from $1.01 per BOE in the prior year's first quarter. The increase relates to expenses associated with the recent sale of stock by the Texas Pacific Group, higher year-end expenses than in the prior year for items such as engineering fees and audit fees, and an overall increase in personnel and associated expenses.

     Late in the first quarter, the Company issued $225 million of 7.5% subordinated notes due 2013 and called its existing $200 million principal amount of 9% subordinated notes due 2008. The old notes were retired on April 16th and the refinancing is expected to save approximately $2.6 million per year in interest expense. As a result of the refinancing, the Company anticipates an $11 million after tax charge in the second quarter of 2003 relating to the call premium paid to retire the old notes and the write-off of unamortized discount on the old notes.

     The Company recognized current income tax expense of $2.7 million in the first quarter of 2003, as compared to a benefit of $481,000 in the first quarter of 2002. The current income taxes relate to anticipated alternative minimum taxes due for 2003, due to the Company utilizing almost all of its remaining alternative minimum tax loss carryforwards in 2002.

     On January 1, 2003, the Company implemented SFAS No.143, "Accounting for Asset Retirement Obligations." As a result, the Company recorded a liability of $41.0 million representing the discounted present value of the retirement obligations and an increase to oil and gas properties of $34.4 million. The liability will be accreted to its future value each period and the capitalized cost is depreciated over the useful life of the related asset. The cumulative effect of this change in accounting principle for the prior years, net of related income tax expense, is $2.6 million, which was a credit to earnings in the first quarter of 2003.

2003 Outlook
------------

     Denbury's 2003 development and exploration budget is currently set at $138 million, including approximately $8 million of projects carried over from 2002. Any acquisitions made by the Company will increase these capital budget amounts. During the first quarter of 2003, the Company made two minor acquisitions consisting of incremental interests in two offshore blocks at an aggregate cost of approximately $3.2 million.

     Denbury's total debt as of May 1, 2003 is approximately $350 million, with $95 million undrawn on its recently reaffirmed bank borrowing base of $220 million. Even though the Company added approximately $15 million of additional debt as part of its recent subordinated debt refinancing, the Company still expects to reduce its debt during 2003 to its target of $300 million, based on anticipated cash flow computed using the current commodity prices. At this time, the Company is leaving its targeted 2003 average production level unchanged at 37,500 BOE/d.

     Gareth Roberts, Chief Executive Officer, said: "Even with the unforeseen mechanical problems, we were able to keep our production on budget and are still on track to meet our previously stated 2003 production target. Based on 2003's current futures prices, we expect to generate $50 million to $60 million of excess cash flow above our current $138 million budget. While we may consider a modest increase to our capital expenditure budget of $10 million to $15 million, any remaining excess cash flow will be used to repay debt and/or fund, or partially fund, any potential acquisitions. Most significantly, the production from our tertiary recovery projects is increasing as we were able to increase our CO2 injections with the incremental production from our recently completed CO2 wells. Since these CO2 wells are performing better than anticipated, we are now ahead of schedule on CO2 production. In addition, we have a third CO2 well in progress that has reached total depth and is undergoing completion operations."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, May 1, 2003, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www. denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-286-8010, passcode 34949979.

Financial and Statistical Data Tables

     Following are financial highlights for the comparative first quarters ended March 31, 2003 and 2002. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FINANCIAL HIGHLIGHTS
(AMOUNTS IN THOUSANDS OF U.S. DOLLARS)
                                                            Three Months Ended
                                                                 March 31,
                                                        ---------------------------      Percentage
                                                           2003           2002             Change
                                                        -----------   -------------    ---------------
REVENUES:
    Oil sales                                                52,213          27,833     +          88%
    Gas sales                                                59,511          23,077     +         158%
    CO2 sales                                                 2,189           1,490     +          47%
    Gain (loss) on settlements of derivative contracts      (27,685)          2,636     -        1150%
    Interest and other income                                   220             411     -          46%
                                                        -----------   -------------    ---------------
          Total revenues                                     86,448          55,447     +          56%
                                                        -----------   -------------    ---------------

EXPENSES:
    Lease operating expenses                                 22,402          15,428     +          45%
    Production taxes and marketing expense                    3,896           2,614     +          49%
    CO2 operating expenses                                      317             167     +          90%
    General and administrative                                3,428           2,849     +          20%
    Interest                                                  6,461           6,654     -           3%
    Depletion and depreciation                               23,553          22,926     +           3%
    Amortization of derivative contracts and other
        non-cash hedging adjustments                         (1,510)         (1,081)    +          40%
    Franchise taxes                                             363             367     -           1%
                                                        -----------   -------------    ---------------
          Total expenses                                     58,910          49,924     +          18%
                                                        -----------   -------------    ---------------

Income before income taxes                                   27,538           5,523     +         399%

Income tax provision (benefit)
    Current income taxes                                      2,730            (481)    +         668%
    Deferred income taxes                                     6,355           1,458     +         336%
                                                        -----------   -------------    ---------------

Income before cumulative effect of a change in
    accounting principle                                     18,453           4,546     +         306%

Cumulative effect on prior years of a change in
    accounting principal, net of income tax expense of
    $1,600                                                    2,612               -                 NA
                                                        -----------   -------------    ---------------

NET INCOME                                                   21,065           4,546     +         363%
                                                        ===========   =============    ===============

NET INCOME PER COMMON SHARE - BASIC:
   Income before cumulative effect of a change in
        accounting principle                                   0.34            0.09     +          278%
   Cumulative effect of a change in accounting
        principle                                              0.05               -                  NA
                                                        -----------    ------------    ----------------
             Net income per common share - basic               0.39            0.09     +          333%
                                                        ===========    ============    ================

                                                            Three Months Ended
                                                                 March 31,
                                                        ---------------------------       Percentage
                                                           2003            2002             Change
                                                        -----------    ------------    ----------------

NET INCOME PER COMMON SHARE - DILUTED:
   Income before cumulative effect of a change in
        accounting principle                                   0.33            0.08     +          313%
   Cumulative effect of a change in accounting
        principle                                              0.05               -                  NA
                                                        -----------    ------------    ----------------
             Net income per common share - diluted             0.38            0.08     +          375%
                                                        ===========    ============    ================


WEIGHTED AVERAGE COMMON SHARES:
   Basic                                                     53,639          52,994     +            1%
   Diluted                                                   55,049          53,724     +            2%

PRODUCTION (DAILY - NET OF ROYALTIES)
   Oil (barrels)                                             19,565          17,740     +           10%
   Gas (mcf)                                                 99,170         105,726     -            6%
   BOE (6:1)                                                 36,093          35,361     +            2%

UNIT SALES PRICE (INCLUDING HEDGES)
    Oil (per barrel)                                          24.69           17.72     +           39%
    Gas (per mcf)                                              4.54            2.65     +           71%

UNIT SALES PRICE (EXCLUDING HEDGES)
    Oil (per barrel)                                          29.65           17.43     +           70%
    Gas (per mcf)                                              6.67            2.43     +          174%

CASH FLOW FROM OPERATIONS                                    35,509          12,032     +          195%

OIL & GAS CAPITAL INVESTMENTS                                36,360          26,276     +           38%
CO2  CAPITAL INVESTMENTS                                      6,904             335     +         1961%
PROCEEDS FROM SALES OF OIL AND GAS PROPERTIES                26,366               -                  NA

CASH AND CASH EQUIVALENTS                                   161,170          14,369     +         1022%
TOTAL ASSETS                                              1,081,986         764,581     +           42%
TOTAL DEBT (EXCLUDING DISCOUNT)                             475,000         346,000     +           37%
TOTAL STOCKHOLDERS' EQUITY                                  379,844         338,430     +           12%


BOE DATA (6:1)
   Revenue                                                    34.40           15.99     +          115%
   Gain (loss) on settlements of derivative contracts         (8.52)           0.83     -         1127%
   Lease operating costs                                      (6.90)          (4.85)    +           42%
   Production taxes and marketing expense                     (1.20)          (0.82)    +           46%
                                                       ------------  --------------    ----------------
      Production netback                                      17.78           11.15     +           59%
   CO2 operating margin                                        0.58            0.42     +           38%
   General and administrative                                 (1.17)          (1.01)    +           16%
   Net cash interest expense                                  (1.77)          (1.76)    +            1%
   Current income taxes and other                             (0.83)           0.16     +          619%
   Changes in assets and liabilities                          (3.66)          (5.18)    -           29%
                                                       ------------  --------------    ---------------
      Cash flow from operations                               10.93            3.78     +          189%
                                                       ============  ==============    ===============

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward looking statements that involve risks such as those involved in drilling activity and those due to price volatility, and uncertainties as to drilling results, production levels, commodity prices, and financial results as detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com